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                                                                 EXHIBIT 5.1




                                  January 25, 1999

Micro Warehouse, Inc.
535 Connecticut Avenue
Norwalk, Connecticut  06854


Ladies and Gentlemen:

         I have acted as counsel to Micro Warehouse, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") of the Company filed in connection with the registration under the Securities Act of 1933, as amended, of approximately 78,130 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). The Common Stock is being registered by the Company in connection with issuance of the same to certain of its former employees as part of their severance compensation.

         For purposes of this opinion, I have examined such matters of law and originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified, photostatic or conformed copies and the authenticity of originals of all such latter documents. I have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. I have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material factual matters contained therein which were not independently established.

         Based on the foregoing, it is my opinion that, subject to effectiveness with the Securities and Exchange Commission, the Common Stock, when issued by the Company, will be duly authorized and validly issued and will be fully paid and nonassessable.

         I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Very truly yours,

                                  /s/ Bruce L. Lev
                                  ------------------------------------
                                  Bruce L. Lev, Esq.
                                  Executive Vice President-Legal and Corporate
                                  Affairs, General Counsel and Secretary